SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Senesco Technologies, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                   84-1368850
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(State of Incorporation or Organization)       (IRS Employer Identification No.)


303 George Street, Suite 420
New Brunswick, New Jersey                                     08901
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(Address of Principal Executive Offices)                    (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) if the
Exchange Act and is effective pursuant     Exchange Act and is effective
to General Instruction A.(c),              pursuant to General Instruction
please check the following box. |X|        A.(d), please check check the
                                           following box. |_|


SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
      N/A
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(If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

   Title of Each Class                         Name of Each Exchange on Which
   to be so Registered                         Each Class is to be Registered
   -------------------                         ------------------------------

Common Stock, $0.01 par value                  American Stock Exchange, Inc.
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None
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                                (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The capital stock of Senesco Technologies, Inc. (the "Company") to be registered on the American Stock Exchange, Inc. (the "Exchange") is the Company's common stock, $0.01 par value per share (the "Common Stock").

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. The holders of Common Stock do not have preemptive rights, sinking fund rights or rights to convert their Common Stock into other securities. The Company has no right to redeem shares of its Common Stock. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of legally available funds. In the event of a liquidation, dissolution or winding up, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities, subject to any superior claims of any shares of the then outstanding preferred stock, $0.01 par value per share (the "Preferred Stock"). The rights of the holders of the Common Stock may be subject to the rights of the Preferred Stock that may be issued by the Board of Directors without stockholder approval.

     PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF THE COMPANY THAT MAY PREVENT A CHANGE IN CONTROL

     The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has authority, without further vote of the stockholders, to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the rights, preferences, privileges and restrictions thereof, including, without limitation, dividend rights, dividend rates, conversion rights into other capital stock of the Company, voting rights, terms of redemption, redemption prices or the designations of such series.

     The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has not issued and has no plans to issue any of the Preferred Stock.

     The Company's Bylaws allow the Board of Directors to increase the number of directors serving on the Board of Directors and the Bylaws state that a vacancy on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders called by the Chief Executive Officer, President, Chairman of the Board, or a vote of a majority of the Board of Directors. This provision of the Bylaws may have the effect of delaying, deferring, or preventing a change in control of the Company, may discourage potential acquisition proposals, and may have the effect of preventing changes in the management of the Company.

ITEM 2.    EXHIBITS.

           Not applicable.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized. Senesco Technologies, Inc.


Date: May 14, 2002                     By: /s/ Bruce C. Galton
                                           -------------------------------------
                                           Bruce C. Galton
                                           President and Chief Executive Officer